EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

IVY FUNDS

Schedule A to the Agreement and Declaration of Trust, amended and effective January 1, 2015, was filed with the Securities and Exchange Commission by EDGAR on January 28, 2015 in Post-Effective Amendment No. 102 to the Registration Statement on Form N-1A, and is incorporated by reference herein.

IVY FUNDS

Supplement dated December 12, 2014 to the

Ivy Funds Prospectus

dated July 31, 2014

and as supplemented August 4, 2014 and November 14, 2014

Effective January 1, 2015, the Prospectus is amended to reflect that the name of Ivy International Growth Fund has changed to Ivy Global Growth Fund.

*****

Effective January 1, 2015, the “Indexes” section of the Average Annual Total Returns table in the “Performance” section on page 112 for Ivy International Growth Fund is deleted and replaced with the following:

Indexes (as of December 31, 2013)	1 Year	5 Years	10 Years
MSCI World Index (reflects no deduction for fees, expenses or taxes) (The Fund’s benchmark changed from MSCI EAFE Growth Index, effective January 2015. IICO believes that the MSCI World Index is more reflective of the types of securities in which the Fund invests than the MSCI EAFE Growth Index.)	26.68%	15.02%	6.98%
MSCI EAFE Growth Index (reflects no deduction for fees, expenses or taxes)	22.55%	12.82%	6.97%
Lipper International Large-Cap Growth Funds Universe Average (net of fees and expenses)	17.94%	12.90%	7.57%

IVY FUNDS

Supplement dated December 31, 2014 to the

Ivy Funds Statement of Additional Information

dated July 31, 2014

and as supplemented August 22, 2014 and November 14, 2014

Effective January 1, 2015, the Statement of Additional Information is amended to reflect that the name of Ivy International Growth Fund has changed to Ivy Global Growth Fund.